Exhibit 99.1

The Michaels Companies Announces Third Quarter Fiscal 2020 Results

  Net Sales increase of 15.1% to $1.406 billion; Comparable Store Sales increase of 16.3%; including e-commerce growth of 128.0%
  Operating Income increase of 161.6% to $199.0 million; Adjusted Operating Income increase of 71.7% to $201.6 million
  Net Cash Flow from Operations of $413.1 million for the quarter; Free Cash Flow of $380 million for the quarter and $633 million on a year-to-date basis
  Company announces special bonus to be paid in the fourth quarter for team members totaling approximately $10 million

IRVING, Texas--(BUSINESS WIRE)--December 3, 2020--The Michaels Companies, Inc. (NASDAQ: MIK) today announced financial results for the third quarter fiscal 2020 ended October 31, 2020.

Ashley Buchanan, Michaels Chief Executive Officer commented, “Michaels delivered strong third quarter results highlighted by comparable store sales growth of 16.3%, which was driven by robust consumer demand, improved retail execution and continued progress against our strategic initiatives. Our expanded omni channel capabilities, Maker-centric branding, and increasingly personalized marketing resonated well with customers. We also benefited from progress we made on our ongoing efforts around strategic inventory management, streamlined store operations and a disciplined approach to pricing and promotions. Importantly, we strengthened our balance sheet by paying down $150 million in debt and increased our financial flexibility by refinancing and significantly extending the maturity of our term loan.”

Mr. Buchanan added, “Our Maker strategy underpins the work we are doing to innovate and elevate the customer experience as we transform Michaels into a leading omnichannel specialty retailer. We have strengthened our core business and put Michaels in a much stronger position today - operationally, financially, and strategically - than at the start of this year and I would like to extend my gratitude to every single Michaels team member whose hard work has enabled these results. While the operating environment continues to evolve, we look forward to building on our progress as we continue to drive toward sustainable growth over the long term.”

	13 Weeks Ended October 31, 2020	13 Weeks Ended November 2, 2019	39 Weeks Ended October 31, 2020	39 Weeks Ended November 2, 2019
Net Sales	$1,406.2M	$1,222.0M	$3,354.3M	$3,349.4M
Comp. Store Sales	16.3%	(2.2%)	0.6%	(1.7%)
Operating Income	$199.0M	$76.0M	$191.5M	$240.1M
Net Income	$111.1M	$28.7M	$39.9M	$90.9M
Diluted Earnings per Share	$0.74	$0.19	$0.27	$0.58
Adjusted Operating Income[1]	$201.6M	$117.4M	$246.6M	$294.0M
Adjusted Net Income [1]	$129.3M	$60.1M	$97.7M	$138.7M
Adjusted Diluted Earnings per Share[1]	$0.86	$0.40	$0.66	$0.89

[1] See additional information in this release for a reconciliation of non-GAAP financial measures to the respective GAAP measures.

Key Highlights

  Michaels delivered a 16.3% increase in third quarter comparable store sales, driven by strong demand in both stores and e-commerce.
  Third quarter e-commerce growth of more than 128% year over year was driven by enhanced and expanded omnichannel capabilities including curbside pick-up, same day delivery, ship from store, buy online, pick-up in store, or BOPIS, in-app purchases and more. Year-to-date e-commerce growth totaled 249%.
  Improved capital structure with successful refinancing of term loan, extending maturity dates to 2027 and $150 million in debt pay down.

Third Quarter Fiscal 2020 (13 weeks ended October 31, 2020):

  The 15.1% increase in sales for the third quarter of fiscal 2020 compared to the same period in the prior year was due to a 16.3% increase in comparable store sales and sales related to additional stores opened (net of closures) since the end of the third quarter of fiscal 2019, partially offset by a sales decline due to the closure of our wholesale business.
  Operating income was $199.0 million, an increase of 162% when compared to operating income of $76.0 million in the third quarter of fiscal 2019. Adjusted operating income for the third quarter of fiscal 2020 increased 72% to $201.6 million from $117.4 million in the third quarter of fiscal 2019. A full reconciliation of adjusted operating income is available within the tables of this press release.

Balance sheet and liquidity highlights:

  The Company generated $380 million in free cash flow (defined as cash flow from operating activities less capital expenditures) during the third quarter and $633 million on a year-to-date basis.
  The Company ended the third quarter of fiscal 2020 with a cash balance of $852 million and full access to an undrawn revolving credit facility.

Special Bonus for Team Members:

The company announced that during the fourth quarter it will pay approximately $10 million in one-time holiday bonuses to both full-time and part-time team members as a thank you for their extraordinary work this year during unprecedented times.

Mr. Buchanan commented, “We want to show our gratitude to all of our team members who have continued to deliver incredible customer service and are a critical element to our ongoing success this year during such trying times for our communities.”

Outlook:
Given the continued uncertainty due to the COVID-19 pandemic, including a dynamic and uncertain outlook for consumer spending patterns and associated government policies, the Company is not providing any formal guidance at this time.

Conference Call Information
A conference call to discuss second quarter financial results is scheduled for today, December 3, 2020, at 8:00 am Central Time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10149320/dbb27dd898. Callers who pre-register will be given a phone number and a unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

A live webcast of the conference call, together with certain supplemental presentation materials, will be available online at http://investors.michaels.com/. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 3 months after the call. Additionally, a telephone replay will be available until December 19, 2020, by dialing (877) 344-7529 or (412) 317-0088, access code 10149320.

Non-GAAP Information

This press release includes non-GAAP measures including adjusted operating income, adjusted net income, adjusted diluted earnings per share, EBITDA and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2020 results on a comparable basis with its quarterly and fiscal 2019 results.

The Company has provided this information as a means to evaluate the results of its ongoing operations. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Other companies in the Company's industry may calculate these items differently than it does.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, including with respect to liquidity and capital resources, the introduction of new capabilities, our ability to navigate the COVID-19 pandemic and the opening of stores following temporary closures, expected costs of the closure of Darice operations and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of the adverse effect of the ongoing COVID-19 outbreak; economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; the impact of tariffs on certain products that we import from China and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the Securities and Exchange Commission ("SEC") and available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company operates more than 1,272 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through digital platforms including Michaels.com and Canada.michaels.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high-quality custom and specialty framing merchandise. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 2,	October 31,	November 2,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$1,406,212	$1,222,021	$3,354,270	$3,349,430
Cost of sales and occupancy expense	824,496	780,387	2,208,220	2,123,171
Gross profit	581,716	441,634	1,146,050	1,226,259
Selling, general and administrative	373,193	322,807	943,587	933,478
Restructure and impairment charges	9,388	41,376	9,388	48,332
Store pre-opening costs	184	1,402	1,528	4,370
Operating income	198,951	76,049	191,547	240,079
Interest expense	37,370	38,781	112,233	116,274
Losses on early extinguishments of debt and refinancing costs	22,044	161	22,044	1,316
Other expense (income), net	131	78	(1,426)	2,931
Income before income taxes	139,406	37,029	58,696	119,558
Income taxes	28,284	8,324	18,836	28,615
Net income	$111,122	$28,705	$39,860	$90,943

Other comprehensive income, net of tax:
Foreign currency and cash flow hedges	3,910	1,230	(1,466)	(8,358)
Comprehensive income	$115,032	$29,935	$38,394	$82,585

Earnings per common share:
Basic	$0.75	$0.19	$0.27	$0.58
Diluted	$0.74	$0.19	$0.27	$0.58
Weighted-average common shares outstanding:
Basic	147,402	150,877	147,188	155,299
Diluted	150,292	150,925	148,796	155,342

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:
	13 Weeks Ended		39 Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	58.6	63.9	65.8	63.4
Gross profit	41.4	36.1	34.2	36.6
Selling, general and administrative	26.5	26.4	28.1	27.9
Restructure and impairment charges	0.7	3.4	0.3	1.4
Store pre-opening costs	—	0.1	—	0.1
Operating income	14.1	6.2	5.7	7.2
Interest expense	2.7	3.2	3.3	3.5
Losses on early extinguishments of debt and refinancing costs	1.6	—	0.7	—
Other expense (income), net	—	—	—	0.1
Income before income taxes	9.9	3.0	1.7	3.6
Income taxes	2.0	0.7	0.6	0.9
Net income	7.9%	2.3%	1.2%	2.7%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	October 31,	November 2,
(in thousands, except per share data)	2020	2019
ASSETS
Current Assets:
Cash and equivalents	$851,996	$118,387
Merchandise inventories	1,170,504	1,423,367
Prepaid expenses and other	69,663	73,223
Accounts receivable, net	24,232	26,968
Total current assets	2,116,395	1,641,945
Property and equipment, at cost	1,772,473	1,733,717
Less accumulated depreciation and amortization	(1,356,945)	(1,301,785)
Property and equipment, net	415,528	431,932
Operating lease assets	1,542,059	1,613,527
Goodwill	94,290	94,290
Other intangible assets, net	58,666	5,043
Deferred income taxes	18,825	38,075
Other assets	17,558	20,267
Total assets	$4,263,321	$3,845,079

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$895,200	$658,182
Accrued liabilities and other	452,669	374,120
Current portion of operating lease liabilities	321,868	303,023
Current portion of long-term debt	16,700	24,900
Income taxes payable	48,064	22,520
Total current liabilities	1,734,501	1,382,745
Long-term debt	2,483,702	2,649,756
Long-term operating lease liabilities	1,314,987	1,374,555
Other liabilities	120,061	69,853
Total liabilities	5,653,251	5,476,909

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 147,546 shares issued and outstanding at October 31, 2020; 146,770 shares issued and outstanding at November 2, 2019.	9,908	9,850
Additional paid-in-capital	22,956	1,245
Accumulated deficit	(1,398,497)	(1,620,009)
Accumulated other comprehensive loss	(24,297)	(22,916)
Total stockholders’ deficit	(1,389,930)	(1,631,830)
Total liabilities and stockholders’ deficit	$4,263,321	$3,845,079

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
	October 31,	November 2,
(in thousands)	2020	2019
Cash flows from operating activities:
Net income	$39,860	$90,943
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease expense	241,040	244,258
Depreciation and amortization	95,382	94,025
Share-based compensation	19,759	18,664
Debt issuance costs amortization	2,757	3,509
Loss on write-off of investment	—	5,036
Accretion of long-term debt, net	480	(195)
Restructure and impairment charges	9,388	48,332
Impairment of intangible assets	3,500	—
Deferred income taxes	(289)	(9,984)
Gain on sale of building	(101)	—
Losses on early extinguishments of debt and refinancing costs	22,044	1,316
Changes in assets and liabilities:
Merchandise inventories	(74,009)	(316,220)
Prepaid expenses and other	(7,377)	(14,445)
Accounts receivable	13,368	30,684
Other assets	790	(4,728)
Operating lease liabilities	(207,334)	(225,951)
Accounts payable	414,286	162,222
Accrued interest	11,217	8,441
Accrued liabilities and other	97,539	(10,471)
Income taxes	3,660	(18,318)
Other liabilities	26,900	(751)
Net cash provided by operating activities	712,860	106,367

Cash flows from investing activities:
Additions to property and equipment	(79,545)	(89,632)
Proceeds from sale of building	875	—
Net cash used in investing activities	(78,670)	(89,632)

Cash flows from financing activities:
Common stock repurchased	(1,103)	(107,908)
Payments on term loan credit facility	(541,775)	(18,675)
Payment of 2020 senior subordinated notes	—	(510,000)
Issuance of senior notes	—	500,000
Issuance of senior secured notes	375,000	—
Borrowings on asset-based revolving credit facility	600,000	11,100
Payments on asset-based revolving credit facility	(600,000)	(11,100)
Payment of debt refinancing costs	(24,267)	(8,158)
Proceeds from stock options exercised	105	506
Other financing activities	(118)	—
Net cash used in financing activities	(192,158)	(144,235)

Net change in cash and equivalents	442,032	(127,500)
Cash and equivalents at beginning of period	409,964	245,887
Cash and equivalents at end of period	$851,996	$118,387

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 2,	October 31,	November 2,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$413,111	$108,475	$712,860	$106,367
Non-cash operating lease expense	(79,498)	(81,397)	(241,040)	(244,258)
Depreciation and amortization	(31,292)	(31,295)	(95,382)	(94,025)
Share-based compensation	(6,571)	(6,658)	(19,759)	(18,664)
Debt issuance costs amortization	(875)	(970)	(2,757)	(3,509)
Loss on write-off of investment	—	—	—	(5,036)
Accretion of long-term debt, net	(349)	(67)	(480)	195
Restructure and impairment charges	(9,388)	(41,376)	(9,388)	(48,332)
Impairment of intangible assets	—	—	(3,500)	—
Deferred income taxes	(2,690)	10,023	289	9,984
Gain on sale of building	—	—	101	—
Losses on early extinguishments of debt and refinancing costs	(22,044)	(161)	(22,044)	(1,316)
Changes in assets and liabilities	(149,282)	72,131	(279,040)	389,537
Net income	111,122	28,705	39,860	90,943
Interest expense	37,370	38,781	112,233	116,274
Income taxes	28,284	8,324	18,836	28,615
Depreciation and amortization	31,292	31,295	95,382	94,025
Interest income	(144)	(297)	(1,426)	(2,012)
EBITDA	207,924	106,808	264,885	327,845
Adjustments:
COVID-19 expense (1)	632	—	19,158	—
Losses on early extinguishments of debt and refinancing costs	22,044	161	22,044	1,316
Share-based compensation	6,571	6,658	19,759	18,664
Restructure and impairment charges	9,388	41,376	9,388	48,332
Darice liquidation charges	(6,775)	—	45,711	—
Severance costs	667	1,683	5,537	5,175
Store pre-opening costs	184	1,402	1,528	4,370
Store remodel costs	1,226	174	1,675	242
Foreign currency transaction losses (gains), net	8	192	(322)	659
Store closing costs	96	478	907	(469)
Consulting costs	9,240	—	14,149	—
CEO severance costs	—	—	—	5,569
Other(2)	1,981	1,788	7,644	4,489
Adjusted EBITDA	$253,186	$160,720	$412,063	$416,192

(1) Includes costs attributable to the COVID-19 pandemic including hazard pay for team members, costs associated with furloughed employees, certain inventory charges and sanitation supplies.
(2)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign-on bonuses, director's fees, search costs and the support center move.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 31,	November 2,	October 31,	November 2,
(In thousands, except per share)	2020	2019	2020	2019
Operating income	$198,951	$76,049	$191,547	$240,079
Restructure and impairment charges (a)	9,388	41,376	9,388	48,332
Darice liquidation (income) charges (b)	(6,775)	—	45,711	—
CEO severance costs	—	—	—	5,569
Adjusted operating income	$201,564	$117,425	$246,646	$293,980

Net income	$111,122	$28,705	$39,860	$90,943
Restructure and impairment charges (a)	9,388	41,376	9,388	48,332
Darice liquidation (income) charges (b)	(6,775)	—	45,711	—
CEO severance costs	—	—	—	5,569
Write-off of investment (c)	—	—	—	5,036
Losses on early extinguishments of debt and refinancing costs	22,044	161	22,044	1,316
Interest on 2020 senior subordinated notes (d)	—		—	1,748
Tax adjustment for above items (e)	(6,489)	(10,139)	(19,348)	(14,232)
Adjusted net income	$129,290	$60,103	$97,655	$138,712

Earnings per common share, diluted	$0.74	$0.19	$0.27	$0.58
Restructure and impairment charges (a)	0.06	0.27	0.06	0.31
Darice liquidation (income) charges (b)	(0.05)	—	0.31	—
CEO severance costs	—	—	—	0.04
Write-off of investment (c)	—	—	—	0.03
Losses on early extinguishments of debt and refinancing costs	0.15	—	0.15	0.01
Interest on 2020 senior subordinated notes (d)	—	—	—	0.01
Tax adjustment for above items (e)	(0.04)	(0.07)	(0.13)	(0.09)
Adjusted earnings per common share, diluted	$0.86	$0.40	$0.66	$0.89

(a) Fiscal 2020 excludes impairment of operating lease assets and leasehold improvements related to the relocation of our support center. Fiscal 2019 excludes 2019 exclude charges related to the closure of our Pat Catan's stores and impairment charges recorded as a result of lower than expected operating performance in our wholesale business.
(b) Excludes (income) charges related to the closure of the Darice wholesale business.
(c) Excludes the write-off of an investment in a liquidated business.
(d) Excludes interest paid on our 2020 Senior Subordinated notes during the period between the issuance of our 2027 Senior Notes and when the proceeds from that issuance were used to redeem the 2020 Senior Subordinated Notes.
(e) Adjusts for the tax impact of the restructure and impairment charges, the Darice liquidation (income) charges, the CEO severance costs, the write-off of an investment in a liquidated business, early extinguishments of debt and refinancing costs and interest on a portion of our 2020 senior subordinated notes.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:
	13 Weeks Ended		39 Weeks Ended
	October 31,	November 2,	October 31,	November 2,
	2020	2019	2020	2019

Store open at beginning of period	1,275	1,262	1,274	1,258
New stores	1	13	6	21
Relocated stores opened	1	5	7	13
Closed stores	(3)	(1)	(7)	(5)
Relocated stores closed	(2)	(5)	(8)	(13)
Store open at end of period	1,272	1,274	1,272	1,274

Other Operating Data:
Average inventory per store (in thousands)	$ 916	$ 1,069	$ 916	$ 1,069
Comparable store sales	16.3%	(2.2)%	0.6%	(1.7)%
Comparable store sales, at constant currency	16.3%	(2.1)%	0.8%	(1.4)%

Contacts

Investor Contact:
Jim Mathias
972.409.1393
James.Mathias@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com

or

Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com